Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TurboChef Technologies, Inc.

We have audited the accompanying consolidated balance sheets of TurboChef Technologies, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TurboChef Technologies, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of TurboChef Technologies, Inc.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 29, 2008

TURBOCHEF TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$10,149	$19,675
Accounts receivable, net of allowance of $195 and $162	38,657	11,001
Other receivables	2,502	2,771
Inventory, net	11,883	11,737
Prepaid expenses	3,307	2,128
Total current assets	66,948	47,312
Property, plant and equipment, net	6,728	7,944
Developed technology, net of accumulated amortization of $2,914 and $2,107	5,156	5,963
Goodwill	5,934	5,934
Covenants not-to-compete, net of accumulated amortization of $1,286 and $726	4,314	4,874
Other assets	91	174
Total assets	$88,721	$72,201
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	20,178	9,200
Accrued expenses	9,894	3,103
Future installments due on covenants not-to-compete and additional consideration for assets acquired	3,801	3,793
Amounts outstanding under credit facility	9,000	—
Deferred revenue	9,554	3,403
Accrued warranty	558	1,889
Deferred rent	247	247
Other current liabilities	1,908	—
Total current liabilities	55,140	21,635
Future installments due on covenants not-to-compete and additional consideration for assets acquired, non-current	—	3,550
Deferred rent, non-current	974	1,218
Other liabilities	100	93
Total liabilities	56,214	26,496

Stockholders' equity:
Preferred stock, $1 par value, authorized 5,000,000 shares, 0 shares issued	—	—
Preferred membership units exchangeable for shares of TurboChef common stock	380	384
Common stock, $.01 par value, authorized 100,000,000 shares; issued 29,568,325 and 29,197,145 shares at December 31, 2007 and 2006, respectively	296	292
Additional paid-in capital	173,857	169,821
Accumulated deficit	(142,026)	(124,792)
Total stockholders' equity	32,507	45,705
Total liabilities and stockholders' equity	$88,721	$72,201

The accompanying notes are an integral part of these consolidated financial statements.

TURBOCHEF TECHNOLOGIES, INC

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE DATA)

	Years Ended December 31,
	2007	2006	2005

Revenues:
Product sales	$107,003	$47,403	$50,239
Royalties	1,103	1,266	2,010
Total revenues	108,106	48,669	52,249

Costs and expenses
Cost of product sales	66,645	31,929	43,532
Research and development	5,177	4,357	4,307
Purchased research and development	—	7,665	6,285
Selling, general and administrative	53,427	29,027	33,777
Restructuring	—	(41)	621
Total costs and expenses	125,249	72,937	88,522
Operating loss	(17,143)	(24,268)	(36,273)
Other income (expense):
Interest income	638	1,300	1,536
Interest expense and other	(729)	(436)	(332)
	(91)	864	1,204
Loss before income taxes	(17,234)	(23,404)	(35,069)
Provision for income taxes	—	—	—
Net loss	$(17,234)	$(23,404)	$(35,069)

Per share data:
Net loss per share:
Basic and diluted	$(0.59)	$(0.81)	$(1.25)

Weighted average number of common shares outstanding:
Basic and diluted	29,294,596	28,834,821	28,034,103

The accompanying notes are an integral part of these consolidated financial statements.

TURBOCHEF TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)

	Preferred Stock			Common Stock
	Shares	Amount	Preferred Membership Units	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit

Balance, January 1, 2005	—	—	6,351	24,313,158	$243	$93,550	$(66,319)

Net loss	—	—	—	—	—	—	(35,069)
Issuance of common stock in public offering, net of issuance costs	—	—	—	2,925,000	29	54,810	—
Issuance of common stock in exchange for Enersyst preferred membership units	—	—	(5,384)	518,032	5	5,379	—
Exercise of options and warrants for common stock	—	—	—	807,278	8	3,064	—
Issuance of common stock for acquisition of intangible assets	—	—	—	60,838	1	992	—
Proceeds from notes receivable for stock issuances	—	—	—	—	—	—	—
Compensation expense, primarily related to stock options granted for services	—	—	—	—	—	7,115	—

Other	—	—	—	(59)	—	(3)	—

Balance, December 31, 2005	—	—	967	28,624,247	286	164,907	(101,388)

Net loss	—	—	—	—	—	—	(23,404)
Issuance of common stock in exchange for Enersyst preferred membership units	—	—	(583)	56,093	1	582	—
Exercise of options and warrants for common stock	—	—	—	342,106	3	2,171	—
Issuance of common stock for acquisition of intangible assets	—	—	—	169,365	2	1,871	—
Compensation expense, primarily related to restricted stock granted for services	—	—	—	5,334	—	290	—

Balance, December 31, 2006	—	—	384	29,197,145	$292	$169,821	$(124,792)

Net loss	—	—	—	—	—	—	(17,234)
Issuance of common stock in exchange for Enersyst preferred membership units	—	—	(4)	414	—	4	—
Exercise of options and warrants for common stock	—	—	—	225,307	2	2,018	—
Issuance of common stock for acquisition of intangible assets	—	—	—	124,381	2	1,520	—
Compensation expense, primarily related to restricted stock granted for services	—	—	—	21,078	—	1,823	—
Tender offer and option amendments	—	—	—	—	—	(1,329)	—

Balance, December 31, 2007	—	—	380	29,568,325	$296	$173,857	$(142,026)

The accompanying notes are an integral part of these consolidated financial statements.

TURBOCHEF TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)

	Notes Receivable For Stock Issuances	Treasury Stock	Total Stockholders’ Equity

Balance, January 1, 2005	$(46)	$—	$33,779
Net loss	—	—	(35,069)
Issuance of common stock in public offering, net of issuance costs	—	—	54,839
Issuance of common stock in exchange for Enersyst preferred membership units	—	—	—
Exercise of options and warrants for common stock	—	—	3,072
Issuance of common stock for acquisition of intangible assets	—	—	993
Proceeds from notes receivable for stock issuances	46	—	46
Compensation expense, primarily related to stock options granted for services	—	—	7,115
Other	—	—	(3)
Balance, December 31, 2005	—	—	64,772
Net loss	—	—	(23,404)
Issuance of common stock in exchange for Enersyst preferred membership units	—	—	—
Exercise of options and warrants for common stock	—	—	2,174
Issuance of common stock for acquisition of intangible assets	—	—	1,873
Compensation expense, primarily related to restricted stock granted for services	—	—	290
Balance, December 31, 2006	—	—	45,705
Net loss	—	—	(17,234)
Issuance of common stock in exchange for Enersyst preferred membership units	—	—	—
Exercise of options and warrants for common stock	—	—	2,020
Issuance of common stock for acquisition of intangible assets	—	—	1,522
Compensation expense, primarily related to restricted stock granted for services	—	—	1,823
Tender offer and option amendments	—	—	(1,329)
Balance, December 31, 2007	$—	$—	$32,507

The accompanying notes are an integral part of these consolidated financial statements.

TURBOCHEF TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Years Ended December 31,
	2007	2006	2005

Cash flows from operating activities:
Net loss	$(17,234)	$(23,404)	$(35,069)

Adjustments to reconcile net loss to net cash used in operating activities:
Purchased research and development	—	7,665	6,285
Depreciation and amortization	4,069	3,854	2,796
Non-cash interest	470	391	203
Non-cash equity compensation expense	2,402	290	7,115
Amortization of deferred rent	(236)	(244)	(122)
Non-cash restructuring costs	—	—	125
Provision for doubtful accounts	326	147	98
Foreign exchange loss (gain)	(6)	8	76
Changes in operating assets and liabilities, net of effects of acquisition:
Restricted cash	—	—	3,196
Accounts receivable	(27,976)	(3,834)	2,196
Inventories	(729)	(1,445)	(3,590)
Prepaid expenses and other assets	(954)	(2,140)	(2,342)
Accounts payable	10,978	1,581	(2,311)
Accrued expenses and warranty	5,460	(1,023)	245
Deferred revenue	6,151	1,042	911
Net cash used in operating activities	(17,279)	(17,112)	(20,188)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	—	(192)
Acquisition of intangible assets	(2,349)	(2,349)	(7,292)
Purchase of property and equipment, net	(768)	(3,111)	(3,098)
Other	—	—	128
Net cash used in investing activities	(3,117)	(5,460)	(10,454)
Cash flows from financing activities:
Proceeds from the sale of common stock, net	—	—	54,839
Proceeds from the exercise of stock options and warrants	2,020	2,174	3,072
Borrowings under credit facility	9,000	—	—
Payment of deferred loan costs	(150)	(25)	(156)
Other	—	—	43
Net cash provided by financing activities	10,870	2,149	57,798
Net (decrease) increase in cash and cash equivalents	(9,526)	(20,423)	27,156
Cash and cash equivalents at beginning of year	19,675	40,098	12,942
Cash and cash equivalents at end of year	$10,149	$19,675	$40,098
Supplemental disclosures of noncash activities:
Noncash investing activity—landlord funded leasehold improvements	$—	$—	$1,832

Noncash investing and financing activity — liability recorded in connection with intangible assets	—	5,792	3,600

Noncash investing activity—issuance of common stock in exchange for intangible assets	1,520	1,873	993
Noncash financing activity—tender offer and option amendments	1,908	—	—
Noncash financing activity—issuance of common stock in exchange for preferred membership units	4	583	5,384

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—	$236
Cash paid for interest	228	38	50

The accompanying notes are an integral part of these consolidated financial statements.

TURBOCHEF TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

NOTE 1.    NATURE OF OPERATIONS AND GENERAL

TurboChef Technologies, Inc. (the “Company”) was incorporated in 1991 and became a Delaware corporation in 1993. The Company is a leading provider of equipment, technology and services focused on the high speed preparation of food products. The Company’s customizable commercial speed cook ovens cook food products at high speeds with food quality comparable, and in many cases superior, to conventional heating methods. Through 2005, the Company’s primary markets were with commercial food service operators throughout North America, Europe and Australia and management believes that, for 2005 and prior, the Company operated in one primary business segment. However, during 2005, the Company took several steps designed to take its technologies to residential consumers, including market research, related industrial design research and product development and exploration of distribution channels for a proposed residential oven product line. The launch of the residential product line created an additional business segment for the Company of which the recently introduced 30″ Double Wall Oven is the inaugural product offering.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to the financial statements.

Basis of Consolidation and Presentation

The consolidated financial statements include the accounts of TurboChef Technologies Inc. and its majority-owned and controlled company. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The more significant estimates reflected in these financial statements include warranty, accrued expenses and valuation of stock-based compensation.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to the Company for the sale of its products in the normal course of business. Accounts receivable consist principally of monies owed in US Dollars and are reported net of allowance for doubtful accounts. Generally, no collateral is received from customers and additions to the allowance are based on ongoing credit evaluations of customers with general credit experience being within the range of management’s expectations. Accounts are reviewed regularly for collectibility and those deemed uncollectible are written off.

Inventories

Inventories are valued at the lower of cost, determined using the average cost method, or market and primarily consist of ovens (finished goods) and parts for use in production or as replacements. The Company establishes reserves for inventory estimated to be obsolete, unmarketable or slow moving on a case by case basis, equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand, technology changes and market conditions. Ovens used for demonstration and testing are generally depreciated over a one-year period. Depreciation for demonstration ovens was $584,000, $784,000 and $780,000 for the years ended December 31, 2007, 2006 and 2005 respectively. Inventory consists of the following at December 31 (in thousands):

	2007	2006
Finished goods – ovens	$3,835	$4,154
Demonstration inventory, net	595	224
Parts inventory, net	6,734	6,933
	11,164	11,311
Costs of inventory subject to a deferred revenue relationship	719	426
	$11,883	$11,737

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets and accelerated methods for income tax purposes. Leasehold improvements are depreciated over the lesser of their expected useful life or the remaining lease term.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair values. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires goodwill and other acquired intangible assets that have an indefinite useful life to no longer be amortized; however, these assets must undergo an impairment test annually or more frequently if facts and circumstances warrant a review. Goodwill is allocated and reviewed for impairment by reporting units, which consists of the operating segments. The annual goodwill impairment test, completed in October 2007, concluded that the carrying amount of goodwill was not impaired and there have been no developments subsequent to October 2007 that would indicate impairment exists. The goodwill impairment review will continue to be performed annually or more frequently if facts and circumstances warrant a review.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Currently, acquired developed technology and covenants not-to-compete are both amortized using the straight line method over estimated useful lives of 10 years and the Company recorded $1.4 million, in the aggregate, of amortization expense for 2007 and 2006, and $973,000, in the aggregate, of amortization expense for 2005 for these long-lived intangible assets. Annual amortization for each of the next five years will approximate $1.4 million.

Other Assets

Other assets consist primarily of deferred financing costs for transactions completed in 2007 and capitalized patent costs, which include outside legal fees incurred in the registration of the Company’s patents. These costs are amortized over their economic lives, ranging from one to ten years. Amortization of other assets was $135,000, $53,000 and $42,000 for the years ended December 31, 2007, 2006 and 2005 respectively.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less estimated sales expenses. Management believes no impairment exists as of December 31, 2007.

Product Warranty

The Company’s ovens are warranted against defects in material and workmanship for a period of one year (“OEM Warranties”).  Additionally, the Company offers to certain customers extended warranties (“ESP Warranties”). In 2007, the Company entered into an agreement with an insurance company to insure its obligations under the OEM and ESP Warranties. The Company remits premiums to the insurance company and submits for reimbursement all eligible claims made under the OEM and ESP Warranties. Premiums are recorded as a component of cost of product sales at the time products are sold for OEM Warranties and over the term of the extended warranty coverage for ESP Warranties. Premiums will be reviewed and may be adjusted prospectively to reflect actual and anticipated experience.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term maturity of these instruments. The carrying amount outstanding under the credit facility approximates fair value because the interest rate reflects the rate the Company would be able to obtain on debt with similar terms and conditions.

Revenue Recognition

Revenue from product sales, which includes all revenues except royalty revenues, are recognized when no significant vendor obligation remains, title to the product passes (depending on terms, either upon shipment or delivery), and the customer has the intent and ability to pay in accordance with contract payment terms that are fixed and determinable. Certain customers may purchase installation services. Revenue from these services are deferred and recognized when the installation service is performed. Certain customers may purchase extended warranty coverage. Revenue from sales of extended warranties is deferred and recognized in product sales on a straight-line basis over the term of the extended warranty contract. Royalty revenues are recognized based on the sales dates of licensees’ products and service revenues are recorded based on attainment of scheduled performance milestones. The Company reports its revenue net of any sales tax collected.

Our product sales sometimes involve multiple elements (i.e., products, extended warranties and installation services). Revenue under multiple element arrangements is accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. Under this method, for elements determined to be separate units of accounting, revenue is allocated based upon the relative fair values of the individual components.

The Company provides for returns on product sales based on historical experience and adjusts such reserves as considered necessary. Reserves for sales returns and allowances are recorded in the same accounting period as the related revenues and are not significant for any of the periods presented.

Deferred revenue includes amounts billed to customers for which revenue has not been recognized. Deferred revenue consists primarily of sales deposits, unearned revenue from extended warranty contracts and other amounts billed to customers where the sale transaction is not yet complete and, accordingly, revenue cannot be recognized.

Cost of Product Sales

Cost of product sales is calculated based upon the cost of the oven, the cost of any accessories supplied with the oven, an allocation of cost for applicable delivery, duties and taxes and a warranty provision. Cost of product sales also includes cost of replacement parts and accessories and cost of labor, parts and payments to third parties in connection with fulfilling extended warranty contracts. For extended warranty contracts sold prior to the insurance program discussed above, the Company compares expected expenditures on extended warranty contracts to the deferred revenue over the remaining life of the contracts, and if the expenditures are anticipated to be greater than the remaining deferred revenue the Company records a charge to cost of product sales for the difference. Cost of product sales does not include any cost allocation for administrative and technical support services required to deliver or install the oven or an allocation of costs associated with the quality control of the Company’s contract manufacturers. These costs are recorded within selling, general and administrative expenses. Cost of product sales also does not attribute any allocation of compensation or general and administrative expenses to royalty and services revenues.

Shipping and Handling Costs

Shipping and handling charges billed to customers are recorded as revenues; the corresponding costs are included in cost of goods sold.

Research and Development Expenses

Research and development expenses consist of salaries and other related costs incurred for personnel and departmental operations in planning, design and testing of the speed cook ovens. Research and development expenditures are charged to operations as incurred.

Purchase of In-Process Research and Development

Amounts allocated to the purchase of in-process research and development (“IPRD”) include the value of products in the development stage that are not considered to have reached technological feasibility or to have alternative future use.

Advertising Expenses

Advertising and promotion costs, including expenses related to trade shows, are expensed as incurred and amounted to $8.9 million, $3.5 million and $2.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Foreign Exchange

For the year ended December 31, 2007, approximately 12% of our revenues were derived from sales outside of the United States. For the years ended December 31, 2006 and 2005, approximately 18% and 22%, respectively, of the Company’s revenues were derived from sales outside of the United States. Less than 10% of these sales and subsequent accounts receivable and selling, general and administrative expenses for the years ended December 31, 2007, 2006 and 2005 were denominated in foreign currencies. The Company is subject to risk of financial loss resulting from fluctuations in exchange rates of foreign currencies against the US dollar. At this time, the Company does not engage in any hedging activities.

Restructuring Charges

The Company classified certain expenses in 2006 related to a restructuring plan to reorganize its international operations and re-align the related resources and cost structure as restructuring charges. The expenses related to the closing of a location that served markets where the Company continues to have a presence and, accordingly, the results of those operations are included in continuing operations. Restructuring expenses included severance, lease termination, professional fees and write-off of leasehold improvements.

Accounting for Leases

The Company leases office and warehouse space under operating lease agreements with original lease periods up to 7.5 years. Certain of the lease agreements contain renewal and rent escalation provisions. Rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term. Landlord allowances for improvements to leaseholds are included in property and equipment and offset by a corresponding deferred rent credit. The Company amortizes the leasehold improvements over the shorter of the life of the improvements or the life of the lease. The deferred rent credit is included in other liabilities (current and long term) in the accompanying balance sheets and will be amortized as a reduction of rent expense over the term of the applicable lease.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred income tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. The Company recognizes and adjusts the deferred tax asset valuation allowance based on judgments as to future realization of the deferred tax benefits supported by demonstrated trends in the Company’s operating results.

Loss Per Common Share

Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during each period. Diluted earnings per common share is calculated by dividing net income, adjusted on an “as if converted” basis, by the weighted-average number of actual shares outstanding and, when dilutive, the share equivalents that would arise from the assumed conversion of convertible instruments. The effect of potentially dilutive stock options and warrants is calculated using the treasury stock method. For the year ended December 31, 2007, the potentially dilutive securities include options and restricted stock units, convertible into 3.5 million shares of common stock; an indeterminate number of shares issuable in the future to settle the dollar denominated restricted stock units issued in connection with the tender offer and amendment of options completed in December 2007; Enersyst Development Center, LLC (“Enersyst”) preferred membership units exchangeable for 37,000 shares of common stock and an indeterminate number of shares issuable in the future to settle the equity portion of the Company’s liability for additional consideration due under an asset acquisition agreement. For the year ended December 31, 2006, the potentially dilutive securities include options, warrants and restricted stock units, convertible into 3.3 million shares of common stock; Enersyst Development Center, LLC (“Enersyst”) preferred membership units exchangeable for 37,000 shares of common stock and an indeterminate number of shares issuable in the future to settle the equity portion of the Company’s liability for additional consideration due under an asset acquisition agreement. For the years ended December 31, 2007, 2006 and 2005, all of the potentially dilutive securities were excluded from the calculation of shares applicable to loss per share, because their inclusion would have been anti-dilutive.

Stock-Based Employee Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123 (SFAS No. 123R), using the modified prospective method. SFAS No. 123R requires measurement of compensation cost for all stock-based awards at fair value on the grant date and recognition of compensation expense over the requisite service period for awards expected to vest. The fair value of stock option grants is determined using the Black-Scholes valuation model, which is consistent with the valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock Based Compensation, (“SFAS No. 123”) as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). The fair value of restricted stock awards is determined based on the number of shares granted and the quoted price of our common stock on the grant date. Such fair values will be recognized as compensation expense over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123R.

Prior to January 1, 2006, the Company accounted for stock-based awards under the intrinsic value method. Under the intrinsic value method, no compensation expense was recognized for stock options granted to employees with exercise prices equal or greater than the market value of the underlying stock on the dates of grant. Compensation expense, net of forfeitures, has been recognized for periods prior to January 1, 2006; for certain stock options granted with an exercise price lower than the fair market value of our common stock on the measurement date as determined by the findings of a recently completed review of the Company’s option grants since 1994. The compensation expense is equal to the excess of fair market value of our common stock over the exercise price on the measurement date. The compensation expense was amortized on a straight-line basis over the vesting period, all of which was recognized when the Company accelerated the vesting terms of all outstanding options at December 31, 2005.

The table below presents a reconciliation of the Company’s pro forma net income giving effect to the estimated compensation expense related to stock options that would have been reported if the Company utilized the fair value method for the year ended December 31, 2005 (in thousands, except per share amounts):

Net loss applicable to common stockholders, as reported	$(35,069)
Add: Employee stock-based compensation expense	(6,936)
Deduct: Employee stock-based compensation expense, net of forfeitures	(19,882)
Pro forma net loss applicable to common stockholders	$(48,015)
Net loss applicable to common stockholders per share—basic and diluted:
As reported	$(1.25)
Pro forma	(1.71)

For purposes of computing pro forma net loss, we estimate the fair value of option grants using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our employee stock options. Additionally, option valuation models require the input of highly subjective assumptions, including the expected volatility of the stock price. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its stock-based awards.

For purposes of the pro forma disclosures, the assumptions used to value the option grants are stated as follows for the year ended December 31, 2005:

Expected life (in years)	2-3
Volatility	63%
Risk free interest rate—options	4.07-4.61%
Dividend yield	0.0%
Weighted average fair value of option grants — Black-Scholes model	6.54

During the year ended December 31, 2007, the Company issued 570,000 restricted stock units to certain employees and non-employee members of the board of directors. These restricted stock units had a weighted average fair value of $15.41 per unit and the aggregate fair value was $8.8 million. The fair value of these awards was based upon the market price of the underlying common stock as of the date of grant. Of these awards, 537,000 vest over a five-year period with the remaining vesting over one- and two-year periods, provided the individual remains in the employment or service of the Company as of the vesting date. Additionally, these shares could vest earlier in the event of a change in control, merger or other acquisition, or upon termination for disability or death. The shares of common stock will be issued at vesting. During the year ended December 31, 2006, the Company issued 83,000 restricted stock units to certain employees and non-employee members of the board of directors. These restricted stock units had a weighted average fair value of $12.84 per unit and the aggregate fair value was $1.1 million. The fair value of these awards was based upon the market price of the underlying common stock as of the date of grant. Of these awards, 40,000 vest at the end of a two-year period, with the remaining awards vesting over one-, two- and three-year periods from the date of grant, provided the individual remains in the employment or service of the Company as of the vesting date. Additionally, these shares could vest earlier in the event of a change in control, merger or other acquisition, or upon termination for disability or death. The shares of common stock will be issued at vesting, or, in some cases, at a deferred payout date. Stock based compensation expense related to the awards was $1.8 million for the year ended December 31, 2007. For the year ended December 31, 2007, stock-based compensation expense of $140,000 is included in research and development expenses, $12,000 is included in cost of product sales, and the remainder is included in selling, general, and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2006, include $290,000 recognized as stock-based compensation expense for these awards. At December 31, 2007, the unrecognized compensation expense related to restricted stock awards is $7.7 million with a remaining weighted average life of 2.0 years.

On December 7, 2007, the Company completed a tender offer that allowed 30 employees to amend or cancel certain options to remedy potential adverse personal tax consequences. Additionally, the Company entered into an agreement with four officers of the Company not eligible to participate in the tender offer to amend their options to also remedy potential adverse personal tax consequences.  As a result, the Company amended 572,000 options granted after October 29, 2003 that, for financial reporting purposes, were or may have been granted at a discount to increase the option grant price to the fair market value on the date of grant and issued to the employee a dollar denominated RSU for the difference in option grant price between the amended option and the original discounted price.  The dollar denominated RSU will be settled in shares on March 7, 2008. The Company accounted for these modifications and settlements in accordance with SFAS 123R and as a result recorded incremental compensation expense of $579,000 during the three months ended December 31, 2007 and recognized a liability of $1.9 million for the dollar denominated RSU’s (presented as an other current liability) with a resulting net decrease to additional paid-in-capital of $1.3 million.

The fair value of amended options was determined using the Black-Scholes option valuation model with the following weighted average assumptions:

Expected life (in years)	1.64
Volatility	44.43%
Risk free interest rate—options	3.04-3.13%
Dividend yield	0.0%

NEW ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109.  This interpretation clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements.  The interpretation would require the Company to review all tax positions accounted for in accordance with SFAS No. 109 and apply a more-likely-than-not recognition threshold.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  Subsequent recognition, de-recognition, and measurement is based on management's best judgment given the facts, circumstances and information available at the reporting date.  FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the requirements of this statement as of January 1, 2007.  The adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements; however, this statement does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy that distinguishes between (1) market participant assumptions based on market data and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. This Statement clarifies that market participant assumptions include assumptions about risk and assumptions about the effect of a restriction on the sale or use of an asset and clarifies that a fair value measurement for a liability reflects its nonperformance risk. This Statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this statement to have a material effect on the financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of which is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Eligible items for the measurement option include all recognized financial assets and liabilities except: investments in subsidiaries, interests in variable interest entities, employers’ and plans’ obligations for pension benefits, assets and liabilities recognized under leases, deposit liabilities, financial instruments that are a component of shareholder’s equity. Also included are firm commitments that involve only financial instruments, nonfinancial insurance contracts and warranties and host financial instruments. The statement permits all entities to choose at specified election dates, after which the entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings, at each subsequent reporting date. The fair value option may be applied instrument by instrument; however, the election is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Adoption of this statement will not have a material effect on the financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141R changes accounting for business combinations through a requirement to recognize 100 percent of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100 percent controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS No. 141R is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this guidance will affect the Company’s results of operations and financial position after its effective date only to the extent it completes applicable business combinations and therefore the impact can not be determined at this time.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes the economic entity concept of consolidated financial statements, stating that holders of residual economic interest in an entity have an equity interest in the entity, even if the residual interest is related to only a portion of the entity. Therefore, SFAS No. 160 requires a noncontrolling interest to be presented as a separate component of equity. SFAS No. 160 also states that once control is obtained, a change in control that does not result in a loss of control should be accounted for as an equity transaction. The statement requires that a change resulting in a loss of control and deconsolidation is a significant event triggering gain or loss recognition and the establishment of a new fair value basis in any remaining ownership interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its results of operations and financial position.

NOTE 3.    ACQUISITION OF INTANGIBLE ASSETS

On September 12, 2005, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Global Appliance Technologies, Inc. (“Global”) and stockholders of Global. Pursuant to the Purchase Agreement, the Company acquired the patent and technology assets of Global, further expanding TurboChef’s ownership of proprietary commercial and residential speed cook technologies.

At the closing of the transaction, Global received $5.0 million in cash and 60,838 shares of the Company’s common stock with a value of $993,000 at the date of acquisition. Additionally, the Company entered into services agreements with the principals of Global which provided, among other things, for delivery of three patent applications by the end of the first year, and two additional patent applications by the end of the eighteenth month following closing. Upon timely delivery of these patent applications, the Company was obligated to pay Global three nearly-equal installment payments totaling $8.0 million, payable on each of the first three anniversaries of the closing date (the payments will be made 38% in cash and 62% in stock). In September 2006, all of the patent applications required under the terms of the agreement were delivered. The transaction was accounted for as an asset acquisition. The aggregate consideration for the assets acquired is comprised of $6.3 million, including transaction costs, given at closing and $7.7 million for the estimated fair value of the contingent consideration which became payable upon delivery of the patent applications.  The Company allocated the consideration for these technology assets to IPRD and expensed $7.7 million and $6.3 million for the years ended December 31, 2006 and 2005, respectively.

Amounts allocated to IPRD include the value of products in the development stage that are considered not to have reached technological feasibility or to have alternative future use. Technology development and IPRD were identified and valued through extensive interviews, analysis of data provided by Global concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, and their expected income generating ability and associated risks. No development projects had reached technological feasibility; therefore, all the intangible assets were deemed to be purchase of IPRD. The income approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing acquired IPRD. Key assumptions for IPRD included a discount rate of 34% and estimates of revenue growth, cost of sales, operating expenses and taxes. This valuation performed in 2005 at the date of acquisition was updated in 2006 to reflect the resolution of the contingencies as described above.

In connection with this transaction, the Company also entered into Restrictive Covenant Agreements (the “Restrictive Covenant Agreements”) with each of the two principals of Global. Under the Restrictive Covenant Agreements, the principals agreed to certain covenants regarding the disclosure of trade secrets and confidential information, and to covenants restricting their ability to compete with the Company. As consideration for these covenants, each principal received $1.0 million in cash at closing, and each can receive additional cash payments totaling $2.0 million, which are payable in equal portions on the first three anniversaries of the closing date. The estimated fair value of these agreements, $5.6 million, will be amortized over the agreements’ ten-year term. Annual amortization for each of the next five years will approximate $560,000.

NOTE 4.    OTHER RECEIVABLES

As discussed in Note 8, the Company entered into an agreement with an insurance company to insure its warranty obligations. The Company submits for reimbursement all eligible claims made under the warranties and includes the outstanding amounts in other receivables in the accompanying consolidated balance sheets.  As of December 31, 2007, the amount outstanding totaled $2.2 million.

The Company entered into a favorable final settlement in the second quarter of 2005 with a contract assembler related to consigned inventory lost in a fire suffered at one of the assembler’s plants. The amount due under the settlement is included in other receivables in the accompanying consolidated balance sheets. The Company received payment on the settlement amount in April 2007.

NOTE 5.    CONCENTRATION OF CREDIT RISKS

The Company is generally subject to the financial well being of the business of commercial food service operators and related equipment; however, management does not believe that there is significant credit risk with respect to trade receivables. Additionally, the Company had been subject to customer concentration resulting from the initial rollouts of several large customers. For the years ended December 31, 2007, 2006 and 2005, 66%, 55%, and 60% of total sales were made to three customers.  As of December 31, 2007 and 2006, 73% and 41% of outstanding accounts receivable were from three customers, respectively. No other single customers accounted for more than 10% of the Company’s sales during the three years ended December 31, 2007.

NOTE 6.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	Estimated Useful Lives	2007	2006
	(years)	(In thousands)

Leasehold improvements	5–7.5	3,140	3,044
Furniture and fixtures	5	1,458	1,369
Equipment	3–7	6,921	6,471
		11,519	10,884
Less accumulated depreciation		(4,791)	(2,940)
		$6,728	$7,944

Depreciation expense was $2.0 million, $1.7 million and $1.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 7.    ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31 (in thousands):

	2007	2006
Accrued compensation and benefits	$3,924	$1,378
Sales and marketing	3,487	907
Professional and accounting fees	1,169	432
Accrued taxes and other	1,314	386
Total accrued expenses	$9,894	$3,103

NOTE 8.    ACCRUED WARRANTY AND UPGRADE COSTS

The Company generally provides a one-year parts and labor warranty on its ovens. Provisions for warranty claims are recorded at the time products are sold and are reviewed and adjusted periodically by management to reflect actual and anticipated experience. Because warranty estimates are forecasts that are based on the best available information, claims costs may differ from amounts provided, and these differences may be material. In 2007, the Company entered into an agreement with an insurance company to insure all of its obligations under the OEM Warranties. The Company remits premiums to the insurance company and submits for reimbursement all eligible claims made under the OEM warranties. Premiums are recorded as a component of cost of product sales at the time products are sold. Premiums will be reviewed and may be adjusted prospectively to reflect actual and anticipated experience. The below table represents the remaining warranty obligation for ovens sold prior to the insurance agreement.

In 2005, the Company identified a potential longevity and reliability issue with its Tornado oven. The success of the toasted menu offerings for Subway, the Company’s largest customer at the time, resulted in higher use of the Tornado oven and more cook cycles than had been anticipated. Increased warranty calls from the Subway installed base occurred as certain components degraded under the high usage much earlier than expected. The Company determined that it could improve the longevity and reliability of the ovens through a change in the oven’s software (or operating system). This software change was incorporated in production and a voluntary and proactive software upgrade program launched for installed units. This program also included replacement of certain components in the ovens to ensure that the installed base of Tornado ovens would benefit from the latest enhancements to the ovens. Extensive engineering tests performed of the revised software provided evidence that led us to believe that the longevity and reliability issue with Subway’s Tornado ovens has been satisfactorily resolved. Additions to the warranty reserve to address this issue aggregated $9.6 million for 2005.

An analysis of changes in the liability for product warranty claims is as follows for the years ended December 31 (in thousands):

	2007	2006	2005
Balance at beginning of year	1,889	2,482	2,586
Provision for warranties	405	3,301	3,997
Warranty expenditures	(1,736)	(3,894)	(13,682)
Other adjustments to provision for warranties	—	—	9,581
Balance at end of year	$558	$1,889	$2,482

NOTE 9.    RESTRUCTURING CHARGES

During the fourth quarter of 2005, the Company initiated a restructuring plan to close its underperforming operation in the Netherlands and re-align the resources and cost structure. The Company now directs the activities of all of its international distributors directly from its domestic operations center. Since the Company continues to have a presence in the markets previously managed by its Netherlands operation, the results of that unit’s operations are included in continuing operations. The closing of the Netherlands operations resulted in restructuring charges of $621,000 including $125,000 of non-cash charges, principally related to impairment of fixed assets. In the first quarter of 2006, the Company negotiated to terminate the lease of the closed facility and recorded a reduction in the restructuring reserve of $41,000. The lease termination payment was made in April 2006 and concluded the restructuring plan initiated in the fourth quarter of 2005.

In accounting for restructuring charges, the Company complied with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.

NOTE 10.    INCOME TAXES

The components of the provision for income taxes for the years ended December 31 (in thousands):

	2007	2006	2005
Current:
Federal	—	—	—
State	—	—	—
Total provision for income taxes	$—	$—	$—

The following is a reconciliation of the (benefit) provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the statements of operations for the years ended December 31 (in thousands):

	2007	2006	2005
Expected income tax benefit	$(5,859)	$(7,957)	$(11,923)
State income tax benefit, net of federal benefit	(358)	(489)	(740)
Other	98	(207)	(89)
Changes in deferred income tax asset valuation allowance	$6,119	$8,653	12,752
Provision for income taxes	$—	$—	$—

The components of the Company’s net deferred tax assets as of December 31, were as follows (in thousands):

	2007	2006
Deferred income tax assets:

Warranty reserves	$201	$682
Allowance for doubtful accounts	67	55
Inventory	913	377
Basis difference of other current assets	259	93
Total current deferred income tax assets	1,440	1,207
Net operating loss carryforwards	35,800	29,229
Basis difference of intangible assets	5,972	6,279
Basis difference of stock- based compensation	4,188	3,366
Research and development credit carryforwards	1,144	832
Federal alternative minimum tax credit carryforwards	121	121
Basis difference of other long-term assets	6	57
Total non-current deferred income tax assets	47,231	39,884
Total gross deferred income tax assets	48,671	41,091

Deferred income tax liabilities:

Basis difference of other long-term assets	(281)	(224)
Total gross deferred income tax liabilities	(281)	(224)
Net deferred income tax asset	48,390	40,867
Less deferred income tax asset valuation allowance	(48,390)	(40,867)
Net deferred income tax assets	$—	$—

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the historical operating results of the Company, management is unable to conclude on a more likely than not basis that the deferred income tax assets will be realized. Accordingly, the Company recorded a valuation allowance equal to 100% of the net deferred income tax assets at December 31, 2007 and 2006, respectively.

There was no provision for income taxes required for 2007, 2006 or 2005.  At December 31, 2007, the Company has net operating loss carryforwards (“NOL’s”) for federal income tax purposes of $99.1 million, which may be used against future taxable income, if any, and which begin to expire in 2011.  Additionally, the Company has $8.8 million in income tax deductions related to stock option exercises the tax effect of which will be reflected as additional paid- in capital when realized.  In October 2003, a change in ownership took place, which for income tax purposes under Internal Revenue Code Section 382, limits the annual utilization of $21.1 million of the loss carryforwards and could cause some amount of the carryforwards to expire before they are utilized. The Company has federal alternative minimum tax credit carryforwards of $121,000, which may be used to offset future federal tax liability, if any.

The Company also has research and development credit carryforwards of approximately $1.1 million, which may be used to offset future federal tax liability, if any. A portion of this credit may be subject to limitations.

The Company adopted the provisions of FIN 48 effective January 1, 2007. No cumulative adjustment was required or recorded as a result of the implementation of FIN 48. As of December 31, 2007, the Company had no unrecognized tax benefits. The Company is no longer subject to U.S. federal income or state tax return examinations by tax authorities for tax years before 2003. However, since the Company has substantial tax net operating losses originating in years before 2003, the tax authorities may review the amount of the pre-2003 net operating losses. The Company is not currently under examination by any tax authority. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense when and if incurred. The Company had no interest or penalties related to unrecognized tax benefits accrued as of December 31, 2007. The Company does not anticipate that the amount of the unrecognized benefit will significantly increase or decrease within the next 12 months.

NOTE 11.    CREDIT FACILITY

On February 28, 2005, the Company entered into a Credit Agreement with Bank of America, N.A. (the 2005 Credit Agreement). The 2005 Credit Agreement, as amended, allowed the Company to borrow up to $20.0 million at any time under the revolving credit facility, based upon a portion of the Company's eligible accounts receivable and inventory. The 2005 Credit Agreement also provided for a letter of credit facility within the credit limit of up to $5.0 million. Revolving credit loans under the 2005 Credit Agreement bear interest at a rate of the British Bankers Association LIBOR Rate plus 2.5%, 7.65% as of December 31, 2007, unless for certain reasons Eurodollar Rate Loans are unavailable, then at a rate of 2.5% over the higher of the Federal Funds Rate plus 0.5% and Bank of America's prime rate. The Company's obligations under the 2005 Credit Agreement were secured by substantially all of the assets of TurboChef and its subsidiary. The 2005 Credit Agreement contained customary affirmative and negative covenants and acceleration provisions. The credit commitment expired on February 29, 2008, and any outstanding indebtedness under the 2005 Credit Agreement was due on that date. As of December 31, 2007, the Company has $9.0 million in borrowings outstanding, $917,000 in outstanding letters of credit and $10.1 million available under the 2005 Credit Agreement.

In February 2008, the Company entered into an Amended and Restated Credit Agreement with Bank of America, N.A. (the 2007 Credit Agreement). The terms of this agreement are comparable to those in the 2005 Credit Agreement. The credit commitment expires on February 28, 2009, and any outstanding indebtedness under the 2007 Credit Agreement will be due on that date. TurboChef had outstanding indebtedness of $9 million under its previous credit agreement with the lender, which amount was rolled into this 2007 Credit Agreement. The outstanding amount of $9.0 million was repaid on February 28, 2008 and the Company now has the $20.0 million available under the 2007 Credit Agreement.

NOTE 12.    STOCKHOLDERS’ EQUITY

Stock-Based Compensation Plans

The Company has an omnibus stock-based compensation plan, the 2003 Stock Incentive Plan (the “2003 Plan”),that provides for the grant of restricted stock, restricted stock units and incentive and nonqualified options to purchase the Company’s stock to eligible officers, key employees, directors and consultants. Additionally, options awarded under the Company’s 1994 Stock Option Plan (the “1994 Plan”), which has expired, remain outstanding. The 2003 Plan, as amended, reserved up to 5,333,333 shares of the Company’s common stock for issuance to eligible participants. Options awarded under these plans (i) are generally granted at exercise prices equal to or above quoted market prices on the dates of the grant; (ii) generally become exercisable over a period of one to four years; and (iii) generally expire seven or ten years subsequent to award. At December 31, 2007, there was an aggregate of 1.1 million shares available for grant under the 2003 Plan.

A summary of stock option activity follows:

	Number of Shares	Weighed Average Exercise Price
Options outstanding at January 1, 2005	3,121,626	$6.97
Options granted	966,578	12.81
Options exercised	(482,058)	4.38
Options expired or canceled	(82,219)	12.51
Options outstanding at December 31, 2005	3,523,927	8.79
Options granted	—	—
Options exercised	(342,106)	6.35
Options expired or canceled	(99,935)	19.66
Options outstanding at December 31, 2006	3,081,886	8.71
Options granted	—	—
Options exercised	(238,082)	8.94
Options expired or canceled	(6,206)	14.74
Options outstanding at December 31, 2007	2,837,598	9.35
Options exercisable at December 31, 2005	3,523,927	8.79
Options exercisable at December 31, 2006	3,081,886	8.71
Options exercisable at December 31, 2007	2,837,598	9.35

The following table summarizes information about the Company’s stock options outstanding at December 31, 2007:

	Operations Outstanding and Exercisable

Range of Exercise Prices	Outstanding as of December 31, 2007	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$2.58–$5.25	1,264,564	5.79	$5.20
$5.26–$11.95	820,427	6.82	10.64
$11.96–$28.50	752,517	6.99	14.92
	2,837,508	6.41	9.35

In 2005, the Company granted options in payment for consulting services. The number of shares of common stock which can be purchased under these grants were 3,333 and 16,667 exercisable at $15.45 and $11.00, respectively. Compensation expense of $181,000 in connection with these awards is included in selling, general and administrative expense.

Restricted stock units (“RSU”) are grants that entitle the holder to shares of common stock as the award vests. The fair value of these awards was based upon the market price of the underlying common stock as of the date of grant and these awards vest over one-, two- and five-year periods from the date of grant, provided the individual remains in the employment or service of the Company as of the vesting date. Additionally, these shares could vest earlier in the event of a change in control, merger or other acquisition, or upon termination for disability or death. The shares of common stock will be issued at vesting, or, in some cases, at a deferred payout date.

A summary of restricted stock unit activity follows:

	Number of RSUs	Weighed Average Grant-Date Fair Value
Balance at January 1, 2006	—	$—
RSUs granted	83,160	12.84
RSUs vested	(5,334)	13.08
RSUs forfeited	—	—
Balance at December 31, 2006	77,826	12.82
RSUs granted	578,408	15.41
RSUs vested	(21,093)	12.77
RSUs forfeited	(8,500)	15.42
Balance at December 31, 2007	626,641	15.18

There was no activity related to restricted stock units for 2005.

Stock based compensation expense related to the awards was $1.8 million for the year ended December 31, 2007. For the year ended December 31, 2007, stock-based compensation expense of $140,000 is included in research and development expenses, $12,000 is included in cost of product sales, and the remainder is included in selling, general, and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2006, include $290,000 recognized as stock-based compensation expense for these awards. As of December 31, 2007 and 2006, there was $7.7 million and $778,000 of unrecognized compensation cost related to these RSU awards, which is expected to be recognized over a weighted average period of 2.0 years and 1.5 years, respectively.

Tender Offer and Option Amendments

On December 7, 2007, the Company completed a tender offer that allowed 30 employees to amend or cancel certain options to remedy potential adverse personal tax consequences. Additionally, the Company entered into an agreement with four officers of the Company not eligible to participate in the tender offer to amend their options to also remedy potential adverse personal tax consequences. As a result, the Company amended 572,000 options granted after October 29, 2003 that, for financial reporting purposes, were or may have been granted at a discount to increase the option grant price to the fair market value on the date of grant and issued to the employee a dollar denominated RSU for the difference in option grant price between the amended option and the original discounted price.  The dollar denominated RSU will be settled in shares on March 7, 2008. The Company accounted for these modifications and settlements in accordance with SFAS 123R and as a result recorded incremental compensation expense of $579,000 during the three months ended December 31, 2007 and recognized a liability of $1.9 million for the dollar denominated RSU’s (presented as an other current liability) with a resulting net decrease to additional paid-in-capital of $1.3 million.

Stock Issuances

On February 8, 2005, the Company closed a public offering of 5,000,000 shares of its common stock at $20.50 before discounts and commissions to underwriters and other offering expenses. Of the shares sold, 2,925,000 were sold by the Company and 2,075,000 were sold by certain selling shareholders. The Company plans to use the net proceeds to finance the development and introduction of residential ovens, to pursue possible acquisitions or strategic investments and for working capital and other general corporate purposes.

During 2007, 2006 and 2005, respectively, the Company exchanged Enersyst preferred membership units for 414, 56,000 and 518,000 shares of common stock. The remaining preferred membership units are exchangeable for 37,000 shares of common stock under the terms of the exchange agreement.

In September 2007 and 2006, respectively, the Company issued 124,381 and 169,365 shares of common stock, with a value of $1.5 million and $1.9 million, respectively, as the equity portion of the first installment of contingent consideration payable under the terms of the Global Purchase Agreement. An indeterminate number of shares are issuable in the future to settle $1.7 million of the amount payable for the contingent consideration in connection with acquisition of technology assets.

NOTE 13.    COMMITMENTS AND CONTIGENCIES

Lease Commitments

The Company leases office facilities and certain equipment under noncancellable operating leases having original terms ranging from one to eight years. Approximate future minimum rent payments, by year and in the aggregate, under noncancellable operating leases are as follows (in thousands):

2008	$1,293
2009	1,170
2010	895
2011	896
2012	826
$5,080

Rent expense was approximately $1.2 million, $1.1 million, and $920,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Employee Benefit Plan

The Company maintains an employee savings plan that qualifies as a cash or deferred salary arrangement under Section 401(k). The plan covers all employees who meet minimum age and service requirements. Eligible employees may contribute to the plan, subject to certain limitations. The Company may make matching contributions to the plan at its sole discretion. Employees become fully vested with respect to Company contributions after five years of service. The matching contribution for 2007 totaled $228,000 and for 2006 and 2005 totaled $150,000.

NOTE 14.    LITIGATION

Maytag Corporation

The Company filed for arbitration against Maytag Corporation in Dallas, Texas, on February 2, 2001, in connection with a series of contracts for research, development and commercialization of certain technology through a joint, strategic relationship. Hearings before the panel took place during 2005, with the final hearing on October 4, 2005. On March 1, 2006 the panel issued its decision in which it denied all monetary damage and other claims by both parties, except it did order Maytag to assign a fifty-percent interest to TurboChef in ten U.S. patents issued to Maytag.

In May 2002, Maytag filed a complaint in Iowa federal court seeking, among other things, to require that two of the claims originally filed and pending in the Texas arbitration be decided only in a separate arbitration proceeding in Boston, Massachusetts. Maytag’s complaint in the Iowa proceeding also alleged that in a January 2002 press release (and in certain other unidentified statements) the Company publicized false and misleading statements about Maytag’s use of the Company’s intellectual property in its residential appliances. Based upon this allegation, Maytag asserted claims that the Company caused false advertising with respect to Maytag’s goods and services, intentionally interfered with Maytag’s prospective business, defamed Maytag and unfairly competed with Maytag. Maytag’s complaint in the Iowa proceeding did not specify the dollar amount of damages sought. On May 15, 2006, Maytag and TurboChef filed a stipulation for voluntary dismissal of Maytag’s complaint in Iowa federal court, and the parties subsequently agreed to a final settlement of this matter.

Maytag had also initiated arbitration against the Company in Boston, claiming damages in excess of $1.3 million for failure to pay for ovens. The Company had filed a counterclaim alleging that Maytag breached its warranty and committed fraud and that it has been damaged in an amount in excess of $1.5 million. In August 2006, the Company and Maytag mediated a settlement to resolve this matter. The Company’s financial statements as of and for the period ended December 31, 2006 reflect the impact of this settlement, the terms of which are confidential.

Food Automation-Service Techniques, Inc.

On August 8, 2005, Technology Licensing Corporation and Food Automation-Service Techniques, Inc. (“FAST”) filed suit against TurboChef in Federal District Court in Connecticut alleging infringement by the Company’s three commercial oven products of U.S. Patent No. 4,920,948. FAST sought unspecified damages, injunction, attorneys’ fees and costs. In its press release of September 9, 2005, FAST claimed it was seeking damages that could exceed $30 million. TurboChef filed its answer on August 30, 2005, among other things, denying any infringement. Management believes that these claims are without merit and vigorously defended itself. The parties reached agreement to settle the lawsuit effective as of February 21, 2006, the results of which were recorded in the prior year.

Garland Commercial Industries LLC and AGA Commercial Products

The Company filed suit August 1, 2007 in the U.S. District Court, Northern District of Texas, against the defendants, Garland Commercial Industries LLC (“Garland”) and AGA Commercial Products (“AGA”) for infringement by their oven products of several patents owned by the Company and its subsidiary, Enersyst Development Center L.L.C. (“Enersyst”).  The speed cook ovens involved are sold by Garland under the Merrychef brand and are or were sold by AGA under the Amana brand.  The Company is seeking unspecified damages and injunctions. The defendants seek a judgment denying the claims, dismissing the complaint, declaring all of the asserted patents invalid or unenforceable or that the defendants do not infringe.  They also seek costs and legal fees.

Lincoln Foodservice Products LLC

Lincoln Foodservice Products LLC (“Lincoln”) filed suit against the Company and Enersyst on October 9, 2007 in the U.S. District Court, Northern District of Texas, for patent infringement of one U.S. patent owned by Lincoln.  Lincoln is a subsidiary or affiliate of Enodis PLC, parent of Garland (Merrychef), and filed this suit at the time Garland answered the Company’s suit. Lincoln is seeking damages, including treble damages, fees, interest and costs as well as to enjoin the Company from further infringement by its products, including the Tornado® speed cook oven.

The Company is also party to other legal proceedings from time to time that arise in the ordinary course of our business. The Company believes an unfavorable outcome of any such existing proceedings should not have a material adverse affect on our operating results or future operations.

NOTE 15.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Unaudited quarterly financial information follows (in thousands except share and per share data):

2007	First	Second	Third	Fourth	Fiscal Year
Total revenues	$18,331	$22,968	$32,493	$34,314	$108,106
Gross profit	6,798	9,037	12,914	12,712	41,461
Net loss	(4,917)	(6,518)	(1,764)	(4,035)	(17,234)

Basic and diluted loss per share	$(0.17)	$(0.22)	$(0.06)	$(0.14)	$(0.59)
Number of shares used in the computation of basic and diluted loss per share	29,223,104	29,247,657	29,274,530	29,427,538	29,294,596

2006
Total revenues	$9,536	$10,494	$13,401	$15,238	$48,669
Gross profit	2,899	3,224	5,052	5,565	16,740
Net loss	(4,932)	(4,987)	(10,668)	(2,817)	(23,404)

Basic and diluted loss per share	$(0.17)	$(0.17)	$(0.37)	$(0.10)	$(0.81)
Number of shares used in the computation of basic and diluted loss per share	28,665,275	28,765,080	28,835,787	29,060,089	28,834,821

The sum of the quarterly earnings per share amounts do not add to the annual earnings per share amount due to the weighting of common and common equivalent shares outstanding during each of the respective periods.

NOTE 16.    SEGMENT INFORMATION AND REVENUE BY GEOGRAPHIC AREA

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the way in which public companies are to disclose certain information about operating segments in their financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

Through 2005, the Company’s primary markets were with commercial food service operators throughout North America, Europe and Australia and management believes that, for 2005 and prior, the Company historically operated in one business segment. During 2005, the Company took several steps designed to take its technologies to residential consumers, including market research, related industrial design research and product development and exploration of distribution channels for a proposed residential oven product line. The launch of the residential product line created an additional business segment for the Company in 2006. Consequently, the Company revised and restated the segment reporting to more closely align with how the Company is now managed by the Chief Operating Decision Maker. The results from operations are now reported using two reportable operating segments: Commercial and Residential. The Commercial segment includes operations of the historical business excluding corporate expenses, defined below, other income (expense) and income taxes. The Residential segment includes costs related to the development and the anticipated launch of the residential product line.

The accounting policies of the operating segments are the same as those described in Summary of Significant Accounting Policies. The Chief Operating Decision Maker evaluates performance of the segments based on operating income. Costs excluded from this profit measure primarily consist of corporate expenses, other income (expense) and income taxes. Corporate expenses are primarily comprised of corporate overhead expenses. Thus, operating income includes only the costs that are directly attributable to the operations of the individual segment. The Company does not currently account for or report to the Chief Operating Decision Maker its assets or capital expenditures by segments.

Information about the Company’s operations by operating segment follows (in thousands):

SEGMENT	2007	2006	2005
Commercial:
Revenues	$107,602	$48,669	$52,249
Depreciation and amortization	2,424	2,806	2,035
Net income (loss)	14,938	(488)	(9,433)
Residential:
Revenues	$504	$—	$—
Depreciation and amortization	798	240	—
Net loss	(14,333)	(7,030)	(5,142)
Corporate:
Revenues	$—	$—	$—
Depreciation and amortization	847	808	761
Net loss	(17,839)	(15,886)	(20,494)
Totals:
Revenues	$108,106	$48,669	$52,249
Depreciation and amortization	4,069	3,854	2,796
Net loss	(17,234)	(23,404)	(35,069)

The Company does not have significant assets outside the United States. Revenues by geographic region for each of the three years ended December 31 is as follows (in thousands):

REGION	2007	2006	2005
North America
Commercial:	$94,395	$40,166	$41,031
Residential:	504	—	—
Total North America revenue:	94,899	40,166	41,031
Europe and Asia/Pacific
Commercial:	13,207	8,503	11,218
Residential:	—	—	—
Total Europe and Asia/Pacific revenue:	13,207	8,503	11,218
Totals	$108,106	$48,669	$52,249

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